UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2016

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (716) 805-1599

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On October 5, 2016, the Board of Directors of Astronics Corporation (the “Company” or “Astronics”) increased the size of the Company’s Board of Directors to nine members and elected Jeffry D. Frisby, Warren C. Johnson and Neil Kim as directors of the Company. It is not yet known to which committee(s) of the Board of Directors Mr. Frisby, Mr. Johnson or Mr. Kim will be appointed.

There are no arrangements or understandings between Mr. Frisby, Mr. Johnson or Mr. Kim and any other person pursuant to which they were selected as directors of Astronics Corporation. There are no transactions to which Astronics Corporation is a participant and in which Mr. Frisby, Mr. Johnson or Mr. Kim have a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K. There are no material plans, contracts or arrangements (whether or not written) to which Mr. Frisby, Mr. Johnson or Mr. Kim is a party or in which any of them participates that is entered into in connection with the election of such directors.

As of the date of appointment, Mr. Frisby, Mr. Johnson and Mr. Kim are entitled to receive compensation and participate in the plans of the Company applicable to all of the Company's directors, as more particularly described on pages 5 and 6 of the Company's proxy statement filed April 22, 2016, under the sub-heading "Compensation of Directors".

On October 11, 2016, the Company issued a press release regarding the election of Mr. Frisby, Mr. Johnson and Mr. Kim. The text of the press release announcing the election is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

Press Release of Astronics Corporation dated October 11, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation
Dated:	October 11, 2016	By:	/s/ David C. Burney
		Name:	David C. Burney
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of Astronics Corporation October 11, 2016